Pricing Supplement No. 1433B
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated March 1, 2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated February 1, 2012; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$3,000,000 Securities Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due February 7, 2013
General
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The securities are designed for investors who seek a return linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index (each, an “Underlying”). The securities do not pay coupons or dividends and investors should be willing to lose up to 99% of their initial investment if, on any day during the Observation Period, the Closing Level of either Underlying is less than 80% of its Initial Level, and, on the Final Valuation Date, the Final Level of the lesser performing Underlying is less than its Initial Level. If the Closing Level of neither Underlying is below 80% of its Initial Level on any day during the Observation Period, investors will receive a return on their initial investment of between zero and the Maximum Return, as set forth below. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due February 7, 2013.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities priced on February 1, 2012 (the “Trade Date”) and are expected to settle on February 6, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlyings:		Ticker Symbol	Initial Level	Threshold Level
	S&P 500® Index	SPX	1,324.09	1,059.27, equal to 80.00% of the Initial Level
	Russell 2000® Index	RTY	809.66	647.73, equal to 80.00% of the Initial Level
Issue Price:	100% of the Face Amount
Payment at Maturity:
If a Knock-Out Event does not occur, and the Underlying Return of the Laggard Underlying is zero or positive, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 × the lesser of (i) Underlying Return of Laggard Underlying × Participation Rate and (ii) Maximum Return)
The maximum Payment at Maturity in this scenario will equal $1,370.00 per $1,000 Face Amount of securities.
If a Knock-Out Event does not occur, and the Underlying Return of the Laggard Underlying is negative, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 × Absolute Return)
Since the Absolute Return cannot exceed 20% under these circumstances, the maximum Payment at Maturity in this scenario will equal $1,200.00 per $1,000 Face Amount of securities.
If a Knock-Out Event occurs, and the Underlying Return of the Laggard Underlying is zero or positive, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + ($1,000 × the lesser of (i) Underlying Return of Laggard Underlying and (ii) Return Cap)
The maximum Payment at Maturity in this scenario will equal $1,250.00 per $1,000 Face Amount of securities.
If a Knock-Out Event occurs, and the Underlying Return of the Laggard Underlying is negative, you will be entitled to receive a cash payment per $1,000 Face Amount of securities, calculated as follows:
$1,000 + $1,000 × (Underlying Return of Laggard Underlying + 1%)
Under these circumstances, you will lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 1.00%. Accordingly, you could lose up to 99% of your initial investment.
Any Payment at Maturity is subject to the credit of the Issuer.

	(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$7.50	$992.50
Total	$3,000,000.00	$2,200.00	$2,997,800.00
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.  The securities will be sold with underwriting discounts and commissions in an amount not to exceed $7.50 per $1,000.00 securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$3,000,000.00	$343.80

Deutsche Bank Securities

February 1, 2012

(Key Terms continued from previous page)

Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Observation Period, the Closing Level of either Underlying is less than its Threshold Level.
Observation Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Laggard Underlying:
The Underlying with the lower Underlying Return on the relevant calculation date.  If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level
Absolute Return	The absolute value of the Underlying Return of the Laggard Underlying
Threshold Level:	For each Underlying, 80.00% of the applicable Initial Level, as set forth in the table above
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table above
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:	For each Underlying, the closing level of such Underlying on the relevant date of calculation
Participation Rate:	148.00% per $1,000 Face Amount of securities
Return Cap:	25.00%
Maximum Return:	37.00% (equal to the Participation Rate multiplied by the Return Cap)
Trade Date:	February 1, 2012
Settlement Date:	February 6, 2012
Final Valuation Date†:	February 4, 2013
Maturity Date†:	February 7, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1GG0
ISIN:	US2515A1GG05

† Subject to postponement as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

Prospectus supplement dated September 29, 2009: http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performance for the Laggard Underlying?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Laggard Underlying.  The hypothetical Payments at Maturity set forth below reflect the Return Cap of 25.00%, the Participation Rate of 148.00%, the Maximum Return of 37.00% and assume an Initial Level of 1,000.00 and a Threshold Level of 800.00 for the Laggard Underlying. The actual Initial Level and Threshold Level for each Underlying are indicated on the cover of this pricing supplement. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date. The Laggard Underlying may not be the only Underlying that caused the Knock-Out Event.

		A Knock-Out Event Does Occur During the Observation Period		A Knock-Out Event Does Not Occur During the Observation Period
Hypothetical Final Level of the Laggard Underlying	Hypothetical Underlying Return of Laggard Underlying	Hypothetical Return on the Securities at Maturity	Payment at Maturity	Hypothetical Return on the Securities at Maturity	Payment at Maturity
2,000.00	100.00%	25.00%	$1,250.00	37.00%	$1,370.00
1,900.00	90.00%	25.00%	$1,250.00	37.00%	$1,370.00
1,800.00	80.00%	25.00%	$1,250.00	37.00%	$1,370.00
1,700.00	70.00%	25.00%	$1,250.00	37.00%	$1,370.00
1,600.00	60.00%	25.00%	$1,250.00	37.00%	$1,370.00
1,500.00	50.00%	25.00%	$1,250.00	37.00%	$1,370.00
1,400.00	40.00%	25.00%	$1,250.00	37.00%	$1,370.00
1,300.00	30.00%	25.00%	$1,250.00	37.00%	$1,370.00
1,250.00	25.00%	25.00%	$1,250.00	37.00%	$1,370.00
1,200.00	20.00%	20.00%	$1,200.00	29.60%	$1,296.00
1,100.00	10.00%	10.00%	$1,100.00	14.80%	$1,148.00
1,050.00	5.00%	5.00%	$1,050.00	7.40%	$1,074.00
1,000.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
950.00	-5.00%	-4.00%	$960.00	5.00%	$1,050.00
900.00	-10.00%	-9.00%	$910.00	10.00%	$1,100.00
800.00	-20.00%	-19.00%	$810.00	20.00%	$1,200.00
700.00	-30.00%	-29.00%	$710.00	N/A	N/A
600.00	-40.00%	-39.00%	$610.00	N/A	N/A
500.00	-50.00%	-49.00%	$510.00	N/A	N/A
400.00	-60.00%	-59.00%	$410.00	N/A	N/A
300.00	-70.00%	-69.00%	$310.00	N/A	N/A
200.00	-80.00%	-79.00%	$210.00	N/A	N/A
100.00	-90.00%	-89.00%	$110.00	N/A	N/A
0.00	-100.00%	-99.00%	$10.00	N/A	N/A

Payout Graphs

If a Knock-Out Event Does Not Occur

If a Knock-Out Event Does Occur

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred prior to the Final Valuation Date, the level of the Laggard Underlying increases 20.00% from its Initial Level of 1,000.00 to a Final Level of 1,200.00 and the Final Level of the other Underlying increases 40.00% from its Initial Level. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-Out Event does not occur on the Final Valuation Date. Because a Knock-Out Event has not occurred and the Underlying Return of 20.00% of the Laggard Underlying multiplied by the hypothetical Participation Rate is less than the Maximum Return of 37.00%, the investor will receive a Payment at Maturity of $1,296.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 20.00% x 148.00%) = $1,296.00

In this example, even though the Underlying Return of the other Underlying is 40.00%, because the investor’s Payment at Maturity is calculated based on the Underlying Return of the Laggard Underlying of 20.00%, the investor receives $1,296.00 per $1,000 Face Amount of securities, less than the maximum payment of $1,370.00 on the securities.

Example 2: A Knock-Out Event has not occurred prior to the Final Valuation Date, the level of the Laggard Underlying increases 50.00% from its Initial Level of 1,000.00 to a Final Level of 1,500.00 and the Final Level of the other Underlying increases 60.00% from its Initial Level. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-Out Event does not occur on the Final Valuation Date. Because a Knock-Out Event has not occurred and the Underlying Return of 50.00% of the Laggard Underlying multiplied by the hypothetical Participation Rate is greater than the Maximum Return of 37.00%, the investor will receive a Payment at Maturity of $1,370.00 per $1,000 Face Amount of securities, the maximum payment on the securities, calculated as follows:

$1,000.00 + ($1,000 x 37.00%) = $1,370.00

Example 3: A Knock-Out Event has not occurred prior to the Final Valuation Date, and the level of the Laggard Underlying decreases 10.00% from its Initial Level of 1,000.00 to a Final Level of 900.00 and the Final Level of the other Underlying increases 40% from its Initial Level. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-Out Event does not occur on the Final Valuation Date. Because a Knock-Out Event has not occurred and the Underlying Return of the Laggard Underlying is negative, the Payment at Maturity is calculated based on the absolute value of the Underlying Return. The investor will receive a Payment at Maturity of $1,100.00 per $1,000 Face Amount of securities, reflecting the absolute value of the Underlying Return of the Laggard Underlying, calculated as follows:

$1,000.00 + ($1,000 x 10.00%) = $1,100.00

In this example, even though the Underlying Return of the other Underlying is 40.00%, because the investor’s Payment at Maturity in this scenario is calculated based on the absolute value of the Underlying Return of the Laggard Underlying of 10.00%, the investor receives $1,100.00 at maturity, less than the maximum payment of $1,370.00 on the securities.

Example 4: A Knock-Out Event has occurred prior to the Final Valuation Date, the level of the Laggard Underlying increases 50.00% from its Initial Level of 1,000.00 to a Final Level of 1,500.00 and the Final Level of the other Underlying increases 60.00% from its Initial Level. Because a Knock-Out Event has occurred and the Underlying Return of 50.00% of the Laggard Underlying is greater than the Return Cap of 25.00%, the investor will receive a Payment at Maturity of $1,250.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x 25.00%) = $1,250.00

Example 5: A Knock-Out Event has occurred prior to the Final Valuation Date, and the level of the Laggard Underlying decreases 60.00% from its Initial Level of 1,000.00 to a Final Level of 400.00 and the Final Level of the other Underlying increases 40% from its Initial Level. Because a Knock-Out Event has occurred and the Underlying Return of the Laggard Underlying is negative, the investor’s return on investment per $1,000 Face Amount of securities will be equal to the Underlying Return of the Laggard Underlying plus 1.00%. As a result, the investor will receive a Payment at Maturity of $410.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + [$1,000 x (-60.00% + 1.00%)] = $410.00

In this example, even though the Underlying Return of the other Underlying is 40.00%, because the investor’s Payment at Maturity in this scenario is calculated based on the Underlying Return of the Laggard Underlying of -60.00%, the investor will still lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 1.00%, resulting in a loss of 59%.

Example 6: A Knock-Out Event has occurred prior to the Final Valuation Date, and the level of the Laggard Underlying decreases 60.00% from its Initial Level of 1,000.00 to a Final Level of 400.00 and the Final Level of the other Underlying decreases 30% from its Initial Level. Because a Knock-Out Event has occurred and the Underlying Return of the Laggard Underlying is negative, the investor’s return on investment per $1,000 Face Amount of securities will be equal to the Underlying Return of the Laggard Underlying plus 1.00%. As a result, the investor will receive a Payment at Maturity of $410.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + [$1,000 x (-60.00% + 1.00%)] = $410.00

In this example, even though the Underlying Return of the other Underlying is -30.00%, because the investor’s Payment at Maturity in this scenario is calculated based on the Underlying Return of the Laggard Underlying of -60.00%, the investor will still lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level by an amount greater than 1.00%, resulting in a loss of 59%.

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS FIXED AND LIMITED — Your appreciation potential will be limited to the Maximum Return of 37.00%, resulting in a maximum Payment at Maturity of $1,370.00 per $1,000 Face Amount of securities. You will be able to receive the Maximum Return only if a Knock-Out Event does not occur and both Underlyings appreciate at least 25%. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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POTENTIAL TO RECEIVE THE ABSOLUTE RETURN — If, on all days during the Observation Period, the Closing Level of neither Underlying is less than its Threshold Level, a Knock-Out Event does not occur. If a Knock-Out Event does not occur, even if the Final Level of the Laggard Underlying is less than its Initial Level, resulting in a negative Underlying Return, you will receive a positive return on your investment of up to 20%. However, if the Closing Level of either Underlying is less than its Threshold Level on any day during the Observation Period, a Knock-Out Event will have occurred. If a Knock-Out Event occurs and the Final Level of the Laggard Underlying is less than its Initial Level, you will lose 1.00% of the Face Amount for every 1.00% the Final Level of the Laggard Underlying is less than the Initial Level by an amount greater than 1.00%, and you may lose up to 99.00% of your initial investment. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE LESSER PERFORMING OF TWO UNDERLYINGS — The securities are linked to the lesser performing of the S&P 500® Index and the Russell 2000® Index, and the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) yourgain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.”  The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings or in any of the components underlying the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee the return of more than 1% of your investment. The return on the securities at maturity is linked to the lesser performing of the two Underlyings. If the Closing Level of either Underlying is less than its Threshold Level on any day during the Observation Period, a Knock-Out Event will have occurred. If a Knock-Out Event occurs and the Final Level of the Laggard Underlying is less than its Initial Level, you will lose 1.00% of the Face Amount for every 1.00% the Final Level of the Laggard Underlying is less than the Initial Level by an amount greater than 1.00%. Accordingly, you could lose up to 99.00% of your initial investment.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM RETURN IF A KNOCK-OUT EVENT DOES NOT OCCUR, AND TO THE RETURN CAP IF A KNOCK-OUT EVENT OCCURS — If a Knock-Out Event does not occur and the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus the product of $1,000 and the lesser of (i) the Underlying Return multiplied by the Participation Rate and (ii) the Maximum Return of 37.00%, regardless of the appreciation in either Underlying above the Maximum Return, which may be significant. Accordingly, the maximum Payment at Maturity will equal $1,370.00 for every $1,000 Face Amount of securities. You will receive a return reflecting the Maximum Return only if the Closing Level of neither Underlying is less than its Threshold Level on any day during the Observation Period, and the Underlying Returns of both Underlyings are greater than or equal to the Return Cap. If a Knock-Out Event does not occur and the Final Level of the Laggard Underlying is less than its Initial Level, resulting in a negative Underlying Return, you will receive a positive return on your investment at maturity equal to $1,000 plus the product of $1,000 and the absolute value of the Underlying Return of the Laggard Underlying. Because the absolute value of the Underlying Return of the Laggard Underlying is limited to 20% under such circumstances, the maximum Payment at Maturity will be $1,200.00 for every $1,000 Face Amount of securities. If a Knock-Out Event occurs, even if the Final Level of both Underlyings are greater than their respective Initial Levels, your return on the securities will be limited by the Return Cap of 25.00%, regardless of the appreciation in either Underlying above the Return Cap, which may be significant. If a Knock-Out Event occurs, you will be entitled to receive a return reflecting the Return Cap only if the Final Levels of both Underlyings are greater than or equal to the Return Cap.

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YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — Irrespective of whether a Knock-Out Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, and Payment at Maturity are not linked to a basket consisting of the Underlyings. Rather, the Payment at Maturity will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities will negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlying.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Underlyings would have.

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PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities may bear little relation to the historical levels of the Underlyings and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

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IF THE LEVELS OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the Underlyings.  Changes in the market levels of the Underlyings may not result in a comparable change in the value of your securities.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlyings on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether a Knock-Out Event has occurred;

•	the expected volatility of the Underlyings;

•	the time remaining to maturity of the securities;

•	the market price of and dividend rate on the component stocks included in the Underlyings;

•	interest rates and yields in the market generally and in the markets of the component stocks included in the Underlyings;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Underlyings and any changes to their component stocks;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will determine, among other things, whether a Knock-Out Event has occurred, the Final Level, the Underlying Return and the amount that Deutsche Bank AG will pay you at maturity. The calculation agent also will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may postpone the determination of, or use an alternate method to calculate, the closing level of the Underlyings, including the Initial Level and Final Level. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not adversely affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities. The determination of a market disruption event or a Knock-Out Event by the calculation agent could adversely affect the amount of payment you receive at maturity.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index and the Russell 2000® Index based on the daily closing levels from February 1, 2007 through February 1, 2012. The closing level of the S&P 500® Index on February 1, 2012 was 1,324.09. The closing level of the Russell 2000® Index on February 1, 2012 was 809.66.  We obtained the historical closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Closing Levels of the Underlyings during the Observation Period. We cannot give you assurance that the performance of the Underlyings will result in the return of more than 1% of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 0.75% or $7.50 per $1,000 Face Amount of securities. DBSI may pay referral fees of up to 0.50% or $5.00 per $1,000 Face Amount of securities. DBSI may also pay custodial fees of up to 0.25% or $2.50 per $1,000 Face Amount of securities to certain other broker-dealers.  See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.